February 2013 Pricing Sheet dated February 27, 2013 relating to Preliminary Terms No. 580 dated February 4, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D I N V E S T M E N T S
Opportunities in U.S. Equities

Jump Securities Based on the Value of the PHLX Oil Service SectorSM Index due February 26, 2015
PRICING TERMS – FEBRUARY 27, 2013
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Commissions and issue price” below)
Stated principal amount:	$10 per security
Pricing date:	February 27, 2013
Original issue date:	March 4, 2013 (3 business days after the pricing date)
Maturity date:	February 26, 2015
Aggregate principal amount:	$900,000
Interest:	None
Underlying index:	PHLX Oil Service SectorSM Index
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + the upside payment
•      If the final index value is less than or equal to the initial index value:
$10 × index performance factor
If the final index value is less than the initial index value, this amount will be less than the stated principal amount of $10 and could be zero.  There is no minimum payment at maturity, and you could lose your entire investment.

Upside payment:	$2.70 per security (27% of the stated principal amount)
Index performance factor:	final index value / initial index value
Initial index value:	244.05, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	February 23, 2015, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61761M516
ISIN:	US61761M5168
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per security	$10	$0.225	$9.775
Total	$900,000	$20,250	$879,750
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 13 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

“Nasdaq®”, “OMX®”, “Philadelphia Oil Service SectorSM” and “OSXSM” are registered trademarks or service marks of The NASDAQ OMX Group, Inc. (which, with its affiliates, is referred to as the “Corporations”) and have been licensed for use by Morgan Stanley and its affiliates.  The securities have not been passed on by the Corporations as to their legality or suitability.  The securities are not issued, endorsed, sold or promoted by the Corporations.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 580 dated February 4, 2013
Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011   Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.